WINDTREE THERAPEUTICS, INC.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

P - 215.488.9300

F - 215.488.9557

www.windtreetx.com

April 12, 2017

Suzanne Hayes

Assistant Director

Office of Healthcare and Insurance

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Windtree Therapeutics, Inc. Registration Statement on Form S-1 File No. 333-217161	Acceleration Request Requested Date: April 14, 2017 Requested Time: 5:00 PM Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C promulgated under the Securities Act of 1933, as amended, Windtree Therapeutics, Inc. (the "Company"), a Delaware corporation, hereby requests that the effectiveness of the Company’s Registration Statement on Form S-1, File No. 333-217161, be accelerated to the date and time set forth above, or as soon thereafter as is practicable.

Very truly yours,

WINDTREE THERAPEUTICS, INC.

/s/ Mary B. Templeton
Mary B. Templeton
Senior Vice President, General Counsel and Corporate Secretary

cc:      Ira L. Kotel, Dentons US LLP